Exhibit 99.1

SFX ENTERTAINMENT ENTERS INTO RESTRUCTURING SUPPORT AGREEMENT;

RECEIVES $115 MILLION FINANCING

FACILITATES AGREEMENT THROUGH CHAPTER 11 PROCEEDING; INTERNATIONAL OPERATING SUBSIDIARIES NOT INCLUDED; BUSINESS TO CONTINUE AS NORMAL; NO IMPACT TO FESTIVALS OR EVENTS

New York, February 1, 2016 —SFX Entertainment, Inc. (NASDAQ: SFXE) (the “Company”) today announced that it has reached an agreement with an ad hoc group of bondholders (“ad hoc group”) to significantly restructure the Company’s outstanding debt. SFX and the ad hoc group have entered into a Restructuring Support Agreement (“RSA”) that will eliminate more than $300 million in debt from its balance sheet, provide significant working capital and convert the majority of the bondholder group debt into equity in a newly strengthened private company.

In order to facilitate the restructuring, SFX Entertainment, Inc. has today filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Company’s international operating subsidiaries are not included and will not be impacted by the filing. Moreover, the Company will continue to prepare for, plan and produce all of its festivals and events around the world and in the United States without interruption.

Robert F.X. Sillerman, Chairman and CEO said, “This expression of confidence from our lenders is testimonial to the vibrancy and potential of our business, and the dedication and professionalism of the over 600 people who make up SFX. Of course this was not where we thought we’d be but with this restructuring we have the opportunity to achieve all that SFX can and will be. I’m looking forward to continuing to be part of the new SFX as Chairman. We will immediately commence a search for a new CEO to lead us as we continue to set the trend in the exploding culture that is electronic music.”

SFX anticipates moving expeditiously through this process. The RSA includes a commitment from the ad hoc group to provide up to $115 million in DIP (debtor-in-possession) financing.  This financing, which is subject to court approval, will be used to pay ongoing, normal course of business, obligations including artists, venues, sponsors, partners, vendors and suppliers.  All scheduled and planned events and festivals will take place without interruption providing SFX’s millions of fans an uninterrupted season of spectacular experiences.

The Company and the ad hoc group have agreed to the principal terms of a Chapter 11 Plan of Reorganization, which will be subject to approval by the Bankruptcy Court. Moreover, upon emergence, the DIP loan will convert to provide a fully funded exit from Chapter 11.

Michael Katzenstein, of FTI Consulting, Inc. is serving as the Company’s Chief Restructuring Officer, Greenberg Traurig, LLP is serving as legal advisor and Moelis & Company is the Company’s investment banker.

Additional information, including court filings and other documents related to the reorganization,  can be found by visiting www.kccllc.net/SFX or by calling 888-201-2205 (in the U.S.) or +1-310-751-1839 (international callers). Vendors or suppliers with inquiries can call the numbers above or send an email to vendor-inquiry@sfxii.com.

About SFX Entertainment

SFX Entertainment, Inc. (NASDAQ: SFXE) is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals. SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity. SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance, Awakenings, and React Presents, as well as the innovative ticketing services Flavorus and Paylogic.  SFX also owns and operates Beatport, the trusted global home of electronic music where fans, DJs, and creators connect, discover, and participate in the evolution of dance music culture.

Forward-looking Statements

This press release, and other statements that the Company may make, may contain forward-looking statements. Forward-looking statements are statements that are not historical facts and include statements regarding, among other things, expectations about the timing and execution of the Company’s restructuring plan, the Company’s future financial condition and future business plans and expectations, including statements related to the effect of, and our expectations with respect to, the operation of our business, adequacy of financial resources and commitments, and the operating expectations during the pendency of the Company’s Chapter 11 cases and impacts to its business related thereto. Such forward-looking statements are based upon the current beliefs and expectations of the Company’s management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: the risk that the Company may not be able to consummate the restructuring transactions contemplated by the restructuring support agreement; the fact that the transactions contemplated by the restructuring support agreement and the debtor-in-possession financing agreements and documents are subject to certain conditions, which conditions may not be satisfied for various reasons, including for reasons outside of the Company’s control; risks and uncertainties relating to the Chapter 11 cases, including but not limited to, (i) the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 cases, (ii) the effects of the Chapter 11 cases on the Company and on the interests of various constituents, (iii) Bankruptcy Court rulings in the Chapter 11 cases and the outcome of the Chapter 11 cases in general, (iv) the length of time the Company will operate under the Chapter 11 cases, (v) risks associated with third-party motions in the Chapter 11 cases, which may interfere with the Company’s ability to consummate the restructuring transactions contemplated by the restructuring support agreement, (vi) the potential adverse effects of the Chapter 11 cases on the Company’s liquidity or results of operations and (vii) increased legal and other professional costs necessary to execute the Company’s reorganization; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Media Contacts:

Tyler Jensen

SFX Entertainment, Inc.

Director, Communications

646 561 6428

tjensen@sfxii.com

Jennifer E. Mercer

Epiq Strategic Communications

310 712 6215

jmercer@epiqsystems.com

Investor Relations Contact:

Richard Rosenstein

SFX Entertainment, Inc.

Chief Financial Officer & Chief Administrative Officer

646 561 6400

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